Exhibit 10(bb)
OLIN CORPORATION
Non-Qualified Stock Option

The optionee named below is hereby granted an option to purchase the number of shares of Common Stock of Olin Corporation at the price set forth below, in accordance with and subject to the terms and restrictions of the _____ Long Term Incentive Plan ("the Plan"), and of this option:

OPTIONEE:

                      Number of Shares                                                      Option Price
for which Option is Granted                                            Per Share                       Exercise Date
                                                                $
                                                                 $
                                                                 $

Date of Grant:                                                                                         Date Option Expires:

This option becomes exercisable on the dates shown above for the Shares shown above, and is subject to all of the terms of the Plan.

The option price may be paid with Shares in accordance with the relevant provisions of the Plan.

This option may be exercised by you, or, if applicable, your estate, executor, administrator, personal representative, heirs, or beneficiaries by giving written notice to Olin of the intention to exercise the option, accompanied by full payment of the purchase price of the Shares with respect to which the option is exercised.  Ownership of the Shares acquired upon exercise of this option shall vest when Olin's secretary or transfer agent (as the case may be) records the transfer of such Shares to you on the stock records of Olin.  This option is exercisable as to full Shares only, and may not be exercised as to less than twenty-five (25) at any one time.  You shall not have any of the rights of a shareholder with respect to the Shares covered by the option until Shares are issued upon the due exercise of the option.

This option shall not be transferable otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by the optionee.

It is the parties’ intention that all income tax liability on these options be deferred in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, for nonqualified deferred compensation plans, until the participant exercises such options.  To the extent Section 409A applies to these stock options, this award and the Plan shall be deemed amended to comply to the extent permitted by law and this option and the Plan shall be construed in favor of meeting the requirements for deferral of compensation under Section 409A.

OLIN CORPORATION

By the Compensation Committee

Authorized Signature

I hereby accept the above option and agree that, during my employment, I will devote the expected time, energy and effort to the service of Olin Corporation or a subsidiary and the promotion of its interests.  I further state that I am familiar with the Plan and agree to be bound by the terms and restrictions of the Plan.

Optionee